Exhibit 99




            Dillard's, Inc. Reports October Sales Results


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Nov. 2, 2006--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended October 28, 2006 were $474,015,000 compared to sales for the four weeks ended October 29, 2005 of $488,301,000. Total sales decreased 3% for the four-week period. Sales in comparable stores decreased 5% for the four-week period.

    Sales for the 13 weeks ended October 28, 2006 were $1,719,070,000 compared to sales for the 13 weeks ended October 29, 2005 of $1,724,595,000. Total sales were unchanged on a percentage basis for the 13-week period. Sales in comparable stores declined 2% for the 13-week period.

    Sales for the 39 weeks ended October 28, 2006 were $5,245,209,000 compared to sales for the 39 weeks ended October 29, 2005 of $5,221,908,000. Sales were unchanged on a percentage basis for the 39-week period in both total and comparable stores.

    During the four weeks ended October 28, 2006, sales were slightly above the average company trend in the Eastern and Western regions and slightly below trend in the Central region.

    During the four weeks ended October 28, 2006, sales of furniture, men's apparel, lingerie and accessories, and shoes were significantly above the average company trend for the period. Sales of cosmetics and children's apparel were significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.



    CONTACT: Dillard's, Inc.
             Director of Investor Relations:
             Julie J. Bull, 501-376-5965